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                                                                    EXHIBIT 10.8

                               QUANEX CORPORATION

                      EXECUTIVE INCENTIVE COMPENSATION PLAN

                              AMENDED AND RESTATED
                           EFFECTIVE OCTOBER 12, 1995


                                    ARTICLE I
                            ESTABLISHMENT AND PURPOSE


                  Establishment of the Plan. Quanex Corporation herewith establishes an incentive compensation plan for executives as herein set forth, which shall be known as the Quanex Corporation Executive Incentive Compensation Plan that shall become effective as of November 1, 1981.

                  1.1 Purpose. The purpose of the Plan is to provide executives of the Company with competitive levels of total compensation and incentive earning opportunities commensurate with results achieved and individual performance.

                                   ARTICLE II
                                   DEFINITIONS


                  Company. "Company" means Quanex Corporation and any successor. In addition, the term "Company" shall include any other corporation in which Quanex Corporation owns more than 50% of the outstanding voting stock and adopts this Plan.

                  2.1 Committee. "Committee" means those directors appointed by the Board of Directors to administer this Plan.

                  2.2 Consolidated Financial Statements. "Consolidated Financial Statements" means for each year, the consolidated balance sheet, statement of earnings, and shareholders' equity prepared by the independent certified public accountants engaged by the Company's Board of Directors to audit the financial statements of the Company, as set forth and certified in the annual report to stockholders of the Company.

                  2.3 Corporate Performance Goal. "Corporate Performance Goal" means the level of EBITDA/Sales, Group EBITDA/Sales, Group Return on Controllable Investment, Return on Equity and Return on Investment for the Plan Year, approved annually by the Committee. The Committee, in its discretion, may select other Corporate Performance Goals provided such goals are



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set forth in writing and approved no later than 60 days after the beginning of the Plan Year for which such goals are to apply.

                  2.4 EBITDA/Sales. "EBITDA/Sales" for any Plan Year means the Company's annual operating income plus depreciation and amortization divided by net sales for such year.

                  2.5 Group EBITDA/Sales. "Group EBITDA/Sales" for any Plan Year for a business group of the Company selected by the Committee means the annual operating income of such business group plus depreciation and amortization for such group divided by net sales for such group for such year.

                  2.6 Group Return on Controllable Investment. "Group Return on Controllable Investment" for a business group of the Company selected by the Committee for any Plan Year means Group annual operating income plus depreciation and amortization less the capital use charge on working capital imposed by the Company on the group, less taxes thereon at the effective tax rate for such Group for such Plan Year, divided by equity and non-current liabilities attributable to such group.

                  2.7 Incentive Award. "Incentive Award" means the amount due a Participant in accordance with Article IV of this Plan.

                  2.8 Individual Incentive Target. "Individual Incentive Target" means the anticipated Incentive Award to be paid to a Participant in the event the Corporate Performance Goals assigned to such Participant are met and the individual performance of the Participant is fully proficient and satisfactory. Individual Incentive Targets shall be a percentage of Salary as determined by the Committee and the Committee may assign such weight to each of a Participant's Corporate Performance Goals for purposes of determining whether an Individual Incentive Target is met as the Committee, in its sole discretion, shall determine.

                  2.9 Participant. "Participant" means an employee of the Company selected by the Committee to be considered for an Incentive Award under this Plan. The mere selection as a Participant shall not convey any rights as to the eventual receipt of an award.

                  2.10 Plan. "Plan" means the Quanex Corporation Executive Incentive Compensation Plan.

                  2.11 Plan Year. "Plan Year" means the period from November 1 to October 31 each year.

                  2.12 Return on Equity. "Return on Equity" for any Plan Year means the annual net income of the Company less preferred dividends divided by average common shareholders' equity. For purposes hereof average common shareholders' equity shall be the sum of common

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equity as of the beginning of each fiscal quarter of the Plan Year and as of the end of the Plan Year divided by five.

                  2.13 Return on Investment. "Return on Investment" for any Plan Year means the annual net income of the Company plus interest expense (net of the income tax benefit thereof at the effective tax rate of the Company for such Plan Year) divided by total investment. For purposes hereof total investment shall be the sum of shareholders' equity plus long term debt as of the beginning of each fiscal quarter of the Plan Year and as of the end of the Plan Year divided by five.

                  2.14 Salary. "Salary" means the amounts paid by the Company to a Participant during the Plan Year as regular compensation for services, exclusive of bonuses, awards, reimbursement of expenses and all indirect payments or other additional amounts paid or credited to or on behalf of the Participant by the Company.

                  In determining any Corporate Performance Goal, the Committee, in its sole discretion, may exclude from long-term debt that part of the debt which the Committee considers not available for production of earnings and may adjust annual operating income and expenses for those items the Committee deems extraordinary, unusual or infrequent and for changes in accounting standards. In addition, the Committee, in its discretion, may determine that portions of long-term debt and additional equity arising from a public offering of the capital stock of the Company are to be phased into the debt and equity accounts over a period of time, not exceeding 36 months, as the Committee shall determine appropriate, giving consideration to the fact that the debt and equity may not be available, or may be only partially available for production of earnings.

                                   ARTICLE III
                          ELIGIBILITY AND PARTICIPATION


                  Eligibility and Participation. Eligibility for participation in the Plan will be limited to those key executive personnel who, by the nature and scope of their position, regularly and directly make or influence policy decisions which significantly impact the overall results or success of the Company.

                  3.1 Participation. Participants will be selected by the Committee not later than the beginning of each Plan Year. Each person selected to be a Participant will be notified in writing. The notice shall inform the Participant of his selection and of the Corporate Performance Goals established for the Plan Year and the Individual Incentive Targets for the Participant.

                  3.2 Cessation of Participants. The Committee may withdraw its approval of an executive's participation at any time during the Plan Year.


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                                   ARTICLE IV
                               AWARD DETERMINATION


                  Assignment of Individual Incentive Targets. Each year the Committee will assign an Individual Incentive Target for each Participant. This Individual Incentive Target will be expressed as a percentage of the Participant's Salary. The Committee shall have the power to adjust Individual Incentive Targets at any time during the Plan Year.

                  4.1 Corporate Performance Goals. Prior to the beginning of each Plan Year the Committee will establish Corporate Performance Goals for each Participant that, if no adjustment were made for individual Participant's performance, would result in 100% of the Individual Incentive Target being earned. In addition, the Committee will establish for each Plan Year levels of Corporate Performance Goals for each Participant that, if no adjustment were made for individual Participant's performance, would result in amounts greater or lesser than the Individual Incentive Target being earned.

                  To establish the Corporate Performance Goals for each Participant for each Plan Year, the Committee will use any information it considers relevant regarding the likely performance of the Company. The Corporate Performance Goals, together with related schedules, will be communicated to Participants as soon as practicable following its determination by the Committee.

                  4.2 Award Determination. As soon as possible after the end of the Plan Year, the Committee shall determine the Incentive Award payable to each Participant on the basis of the Corporate Performance Goals achieved based on the Consolidated Financial Statements for the Plan Year. The Incentive Award so determined shall be subject to adjustment to reflect individual performance in accordance with Section 4.4.

                  4.3 Individual Performance Adjustments. The Committee shall have the power to adjust awards as determined under Section 4.3, to reflect the individual performance of the Participant or to better relate the Incentive Award to the performance of the Company or to one of the business groups. In making adjustments to reflect excellent or superior individual performance the Committee is only limited by the maximum Incentive Award that can be earned by the Participant.

                  4.4 Participation in Other Incentive Plans. Notwithstanding the preceding, for each Participant who is also a Participant under another incentive compensation plan of the Company, the Committee may specify that incentive compensation shall be based on the compensation payable under the other plan to the maximum amount payable under that plan and additional incentive compensation shall be payable to the Participant under the provisions of this

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Plan only to the extent that compensation under this Plan would exceed compensation under the other plan.

                  4.5 Maximum Individual Awards. The Committee shall determine for each Participant a maximum Incentive Award that can be earned for each Plan Year, expressed as a percentage of the Participant's Salary. The maximum Incentive Award cannot be exceeded regardless of the level of corporate and individual performance achieved.

                                    ARTICLE V
                            FORM AND TIMING OF AWARDS


                  Payment of Individual Awards. Except as provided in Section 5.2, Incentive Awards to be paid to Participants in accordance with the provisions of Article IV shall be paid in cash as soon as practicable following the release of the Company's Consolidated Financial Statements for the Plan Year.

                  5.1 Participant Election to Defer Payments. For each Plan Year, a Participant may elect to defer all or any part of the Incentive Award which may be earned under this Plan, and otherwise become payable to the Participant. That election to defer shall be made in accordance with the Quanex Corporation Deferred Compensation Plan. If the Participant fails to make an election to defer a part or all of his Incentive Award and the payment of a part or all of the Incentive Award would cause the Company to loose a part or all of its deduction because of Section 162(m) of the Code, the payment of the Incentive Award will be delayed under the Quanex Corporation Deferred Compensation Plan. Under this circumstance, the provisions of the Quanex Corporation Deferred Compensation Plan shall then become controlling as to the terms of payment of the Incentive Award.

                                   ARTICLE VI
                            TERMINATION OF EMPLOYMENT


                  In the event the employment of a Participant is terminated for cause, the right of the Participant to receive any Incentive Award under the Plan with respect to the Plan Year during which the termination occurred shall be forfeited. In the event the employment of a Participant is terminated for any reason other than for cause, the Participant or his or her other beneficiaries shall be entitled to receive a prorated Incentive Award for the portion of the Plan Year prior to his termination of employment.

                                   ARTICLE VII
                          DESIGNATION OF BENEFICIARIES


                  A Participant shall designate a Beneficiary or Beneficiaries who are to receive upon his death the distributions that otherwise would have been paid to the Participant. All designations shall be in writing and shall be effective only if and when delivered to the Committee during the


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lifetime of the Participant. If a Participant designates a Beneficiary without providing in the designation that the Beneficiary must be living at the time of each distribution, the designation shall vest in the Beneficiary all of the distributions whether payable before or after the Beneficiary's death, and any distributions remaining upon the Beneficiary's death shall be made to the Beneficiary's estate. A Participant may, from time to time, during his lifetime, change his Beneficiary or Beneficiaries by a written instrument delivered to the Committee. In the event a Participant does not designate a Beneficiary or Beneficiaries, or if for any reason the designation is ineffective, in whole or in part, the distribution that otherwise would have been paid to the Participant shall be paid to his estate and in that event the term "Beneficiary" shall include his estate.

                  Once an Incentive Award is held under the terms of the Quanex Corporation Deferred Compensation, the designation of Beneficiaries shall become controlled by its terms and any designation of a Beneficiary under this Plan will become ineffective.

                                  ARTICLE VIII
                                 ADMINISTRATION


                  Committee Appointment. The Committee will be appointed by the Board of Directors from their members who are not salaried officers of the Company and are not eligible to participate in the Plan. Each Committee member will serve until his or her resignation or removal. The Board of Directors will have the sole discretion to remove any one or more Committee members and appoint one or more replacement or additional Committee members from time to time.

                  8.1 Committee Organization and Voting. The Committee will select from among its members a chairman who will preside at all of its meetings and will elect a secretary without regard to whether that person is a member of the Committee. The secretary will keep all records, documents and data pertaining to the Committee's supervision and administration of the Plan. A majority of the members of the Committee will constitute a quorum for the transaction of business and the vote of a majority of the members present at any meeting will decide any question brought before the meeting. In addition, the Committee may decide any question by vote, taken without a meeting, of a majority of its members.

                  8.2 Powers of the Committee. The Committee will have the exclusive responsibility for the general administration of the Plan according to the terms and provisions of the Plan and will have all powers necessary to accomplish those purposes, including but not by way of limitation the right, power and authority:

                           (a) to make rules and regulations for the
                  administration of the Plan;



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                           (b) to construe all terms, provisions, conditions and
                  limitations of the Plan;

                           (c) to correct any defect, supply any omission or
                  reconcile any inconsistency that may appear in the Plan;

                           (d) to designate the persons eligible to become
                  Participants and to establish the Corporate Performance Goal, and the Individual Incentive Target for each Participant, a maximum for each Incentive Award, and all other matters necessary to make this Plan operative;

                           (e) to determine all controversies relating to the
                  administration of the Plan, including but not limited to:

                                    (1)     differences of opinion arising
                           between the Company and a Participant; and

                                    (2)     any question it deems advisable to
                           determine in order to administer the Plan; and

                           (f) to delegate by written notice those clerical and
                  recordation duties of the Committee, as it deems necessary or advisable for the proper and efficient administration of the Plan.

                  8.3 Committee Discretion. The Committee in exercising any power or authority granted under this Plan or in making any determination under this Plan shall perform or refrain from performing those acts using its sole discretion and judgment. Any decision made by the Committee or any refraining to act or any act taken by the Committee in good faith shall be final and binding on all parties. The Committee's decision shall never be subject to de novo review.

                  8.4 Reimbursement of Expenses. The Committee will serve without compensation for their services but will be reimbursed by the Company for all expenses properly and actually incurred in the performance of their duties under the Plan.

                                   ARTICLE IX
                            ADOPTION BY SUBSIDIARIES


                  Procedure for and Status After Adoption. Any subsidiary corporation in which Quanex Corporation owns more than 50% of the outstanding voting stock may, with the approval of the Committee, adopt this Plan by appropriate action of its board of directors. The terms of the


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Plan will apply separately to each Company adopting the Plan and its
Participants in the same manner as is expressly provided for Quanex Corporation and its Participants except that the powers of the Board of Directors and the Committee under the Plan will be exercised by the Board of Directors of Quanex Corporation alone. Each Company will bear the cost of providing Plan benefits for its own Participants. It is intended that the obligation of each Company with respect to its Participants will be the sole obligation of the Company that is employing the Participant and will not bind any other Company.

                  9.1 Termination of Participation By Adopting Company. Any Company adopting the Plan may, by appropriate action of its board of directors, terminate its participation in the Plan. The Committee may, in its discretion, also terminate a Company's participation in the Plan at any time.

                                    ARTICLE X
                          AMENDMENT AND/OR TERMINATION


                  Amendment and/or Termination. The Committee, in its sole discretion, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of this Plan, or suspend or terminate it entirely.

                  10.1 No Retroactive Effect. No modification, amendment, suspension, or termination, may without the consent of a Participant (or his Beneficiary in the case of the death of the Participant) reduce the right of a Participant (or his Beneficiary as the case may be) to a payment or distribution under this Plan to which he is entitled in accordance with the provisions contained in Article IV of this Plan.

                                   ARTICLE XI
                    MERGER, CONSOLIDATION, AND SALE OF ASSETS


                  Notwithstanding anything in this Plan to the contrary, in the event that the Company consolidates with, merges into, or transfers all or substantially all of its assets to another corporation, the obligations of the Company under this Plan shall be binding on that corporation or other entity.

                                   ARTICLE XII
                                  MISCELLANEOUS


                  Limitation of Rights.  Nothing in this Plan will be construed:

                           (a) to give any employee of any Company any
                  right to be designated a Participant in the Plan;


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                           (b) to give a Participant any right with respect to
                  the Incentive Award except in accordance with the terms of this Plan;

                           (c) to limit in any way the right of the Company to
                  terminate a Participant's employment with the Company at any time;

                           (d) to evidence any agreement or understanding,
                  expressed or implied, that the Company will employ a Participant in any particular position or for any particular remuneration; or

                           (e) to give a Participant or any other person
                  claiming through him any interest or right under this Plan other than that of any unsecured general creditor of the Company.

                  12.1 Distributions to Incompetents or Minors. Should a Participant become incompetent or should a Participant designate a Beneficiary who is a minor or incompetent, the Committee is authorized to pay the funds due to the parent of the minor or to the guardian of the minor or incompetent or directly to the minor or to apply those funds for the benefit of the minor or incompetent in any manner the Committee determines in its sole discretion.

                  Nonalienation of Benefits. No right or benefit provided in this Plan will be transferable by the Participant except, upon his death, to a named Beneficiary as provided in this Plan. No right or benefit under this Plan will be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same will be void. No right or benefit under this Plan will in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits. If any Participant or any Beneficiary becomes bankrupt or attempts to anticipate, alienate, sell, assign, pledge, encumber or charge any right or benefit under this Plan, that right or benefit will, in the discretion of the Committee, cease. In that event, the Committee may have the Company hold or apply the right or benefit or any part of it to the benefit of the Participant or Beneficiary, his or her spouse, children or other dependents or any of them in any manner and in any proportion the Committee believes to be proper in its sole and absolute discretion, but is not required to do so.

                  12.3 Reliance Upon Information. The Committee will not be liable for any decision or action taken or not taken in good faith in connection with the administration of this Plan. Without limiting the generality of the foregoing, any decision or action taken or not taken by the Committee when it relies upon information supplied it by any officer of the Company, the Company's legal counsel, the Company's independent accountants or other advisors in connection with the administration of this Plan will be deemed to have been taken in good faith.



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                  12.4 Severability. If any term, provision, covenant or
condition of the Plan is held to be invalid, void or otherwise unenforceable, the rest of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated.

                  12.5 Notice. Any notice or filing required or permitted to be given to the Committee or a Participant will be sufficient if in writing and hand delivered or sent by U.S. mail to the principal office of the Company or to the residential mailing address of the Participant. Notice will be deemed to be given as of the date of hand delivery or if delivery is by mail, as of the date shown on the postmark.

                  12.6 Gender and Number. If the context requires it, words of one gender when used in this Plan will include the other genders, and words used in the singular or plural will include the other.

                  12.7 Governing Law. The Plan will be construed, administered and governed in all respects by the laws of the State of Texas.

                  12.8 Effective Date. This amendment and restatement of the Plan will be operative and effective on October 12, 1995.

                  IN WITNESS WHEREOF, the Committee has executed this document on this 9th day of November, 1995, as authorized by Section 9.1 of the Plan prior to this Amendment and Restatement.

                                THE COMMITTEE FOR THE
                                QUANEX CORPORATION INCENTIVE
                                COMPENSATION PLAN



                                By         /s/ DONALD J. MORFEE
                                  ---------------------------------------------
                                  Chairman





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